UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 9)*

                                The Pantry, Inc.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    698657103
                                 (CUSIP Number)

                                 August 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X| Rule 13d-1(b)

      |_| Rule 13d-1(c)

      |_| Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 698657103                             13G        Page 2 of 3 Pages
--------------------------------------                     ---------------------

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1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Chilton Investment Company, LLC
      87-0742367
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) |_|
                                                                         (b) |X|

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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware

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              5.     SOLE VOTING POWER
                     1,389,250

              ------------------------------------------------------------------
  NUMBER OF   6.     SHARED VOTING POWER
   SHARES            0
BENEFICIALLY
  OWNED BY    ------------------------------------------------------------------
    EACH      7.     SOLE DISPOSITIVE POWER
  REPORTING          1,389,250
   PERSON
    WITH      ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER
                     0

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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,389,250

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10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
      Instructions)
                                                                             |_|
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.1%

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12.   TYPE OF REPORTING PERSON (See Instructions)
      IA

--------------------------------------------------------------------------------

--------------------------------------                     ---------------------
CUSIP No. 698657103                             13G        Page 3 of 3 Pages
--------------------------------------                     ---------------------

Pursuant to Rule 13d-2(b) of Regulation 13D-G under the Securities Exchange Act of 1934, as amended, the Schedule 13G initially filed on October 18, 2002 (the "Schedule 13G") by Chilton Investment Company, Inc. with respect to the common stock, $0.01 par value (the "Common Stock"), of The Pantry, Inc., a Delaware corporation, as amended by Amendment No. 1 to the Schedule 13G filed on October 21, 2002, Amendment No. 2 to the Schedule 13G filed on February 14, 2003, Amendment No. 3 to the Schedule 13G filed on September 8, 2003, Amendment No. 4 to the Schedule 13G filed on February 13, 2004, Amendment No. 5 to the Schedule 13G filed on February 14, 2005, Amendment No. 6 to the Schedule 13G filed on February 14, 2006 by Chilton Investment Company, LLC (the "Reporting Person"), Amendment No. 7 to the Schedule 13G filed on February 14, 2007, and Amendment No. 8 to the Schedule 13G filed on May 10, 2007, is hereby amended by this Amendment No. 9 to the Schedule 13G to report a change in the information reported in the Schedule 13G. The Schedule 13G is hereby amended as follows:

Item 4 is hereby amended and restated in its entirety to read:

Item 4.            Ownership.

                   (a)   Amount beneficially owned: 1,389,250 shares

                   (b)   Percent of class: 6.1%

                   (c)   Number of shares as to which the person has:

                        (i)   Sole power to vote or to direct the vote:
                              1,389,250
                        (ii)  Shared power to vote or to direct the vote: 0
                        (iii) Sole power to dispose or to direct the disposition
                              of: 1,389,250
                        (iv) Shared power to dispose or to direct the disposition of: 0

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 10, 2007


                                       Chilton Investment Company, LLC


                                       By:   /s/ James Steinthal
                                          --------------------------------------
                                          Name:  James Steinthal
                                          Title: Managing Director